      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 2001

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                          CHESAPEAKE ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                   ----------

         OKLAHOMA                                              73-1395733
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                            Identification Number)


            6100 North Western Avenue, Oklahoma City, Oklahoma 73118
                                 (405) 848-8000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                   ----------

                                                                            Copies to:
                 AUBREY K. MCCLENDON                                    CONNIE S. STAMETS
               CHAIRMAN OF THE BOARD AND                          WINSTEAD SECHREST & MINICK P.C.
                CHIEF EXECUTIVE OFFICER                                5400 RENAISSANCE TOWER
               6100 NORTH WESTERN AVENUE                                  1201 ELM STREET
             OKLAHOMA CITY, OKLAHOMA 73118                              DALLAS, TEXAS 75270
                    (405) 848-8000                                         (214) 745-5400
(Name, Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                             Proposed Maximum       Proposed Maximum
            Title of Shares                Amount to be     Offering Price Per     Aggregate Offering         Amount of
           to be Registered                 Registered             Unit                  Price            Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share     1,117,216             $9.185(1)           $10,261,628              $2,566
Common Stock, par value $0.01 per share       194,838             $14.41(2)             2,807,616                 702
Common Stock, par value $0.01 per share        11,039             $9.185(3)               101,393                  26
Common Stock, par value $0.01 per share       450,000             $10.00(2)             4,500,000               1,125
Common Stock Purchase Warrants                 38,160                   (4)                      (4)

==============================================================================================================================
                                                             Proposed Maximum       Proposed Maximum
            Title of Shares                Amount to be     Offering Price Per     Aggregate Offering         Amount of
           to be Registered                 Registered             Unit                  Price            Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share        38,160             $11.79(2)               449,906                 112
Common Stock Purchase Warrants                157,410                   (4)                      (4)
Common Stock, par value $0.01 per share       157,410             $12.58(2)             1,980,217                 494
Common Stock Purchase Warrants                267,120                   (4)                      (4)
Common Stock, par value $0.01 per share       267,120             $15.72(2)             4,199,126               1,050
                                                                                      -----------              ------
                                                                                      $24,299,886              $6,075(5)
==============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock reported on the New York Stock Exchange composite transactions reporting system as of May 21, 2001.

(2) The registration fee has been calculated in accordance with Rule 457(g) of the Securities Act.

(3) The registration fee has been calculated in accordance with Rule 457(g) of the Securities Act based on the common stock price as estimated pursuant to Rule 457(c), based on the average of the high and low prices of the common stock reported on the New York Stock Exchange composite transactions reporting system as of May 21, 2001.

(4) Because both the warrants and the common stock underlying the warrants are being registered for distribution under this registration statement, for purposes of Rule 457(g), no separate registration fee is required for the warrants.

(5) Pursuant to Rule 457(p), the registration fee for the securities registered hereby is offset in full by the registration fee previously paid by the registrant on July 7, 2000 in connection with its Registration Statement on Form S-1 (File No. 333-41014).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION, DATED MAY 23, 2001

PROSPECTUS

                          CHESAPEAKE ENERGY CORPORATION

         This prospectus may be used in connection with the resale of 1,117,216 shares of our outstanding common stock and 1,118,567 shares of our common stock issuable upon exercise of warrants. This prospectus also may be used for the resale of warrants to purchase 462,690 shares of our common stock. We refer to these shares and warrants, collectively, as the "securities." The warrants offered by this prospectus are all currently exercisable at the prices set forth below and expire on the dates identified:

         o Warrants to purchase 38,160 shares of common stock at $11.79 per share, expiring on August 19, 2001.

         o Warrants to purchase 267,120 shares of common stock at $15.72 per share, expiring on September 1, 2004.

         o Warrants to purchase 157,410 shares of common stock at $12.58 per share, expiring on May 1, 2005.

         The selling securityholders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions related to any such sale. We will not receive any of the proceeds from the sale of the securities by the selling securityholders. However, we will receive proceeds from the exercise of warrants exercised for cash.

         Our common stock is listed on the New York Stock Exchange under the symbol CHK. On May 22, 2001, the last reported sale price of the common stock on the New York Stock Exchange was $9.13 per share. The warrants are not listed on any national securities exchange or quoted on any automated quotation system.

         The selling securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell their securities in the section entitled "Plan of Distribution" on page 11.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is ______ ___, 2001

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
The Company...................................................................3

Risk Factors..................................................................3

Forward-Looking Statements....................................................8

Use of Proceeds...............................................................9

Selling Securityholders.......................................................9

Plan Of Distribution.........................................................11

Description of Capital Stock.................................................12

Legal Matters................................................................14

Experts......................................................................14

Where You Can Find More Information..........................................14

Incorporation By Reference...................................................15

                                   THE COMPANY

         We are among the ten largest independent natural gas producers in the United States. Chesapeake began operations in 1989 and completed its initial public offering in 1993. Our common stock trades on the New York Stock Exchange under the symbol CHK. Our principal executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our main telephone number at that location is (405) 848-8000. Chesapeake maintains a website at www.chkenergy.com. Information contained on our website is not part of this prospectus.

         In May 2001, we owned interests in approximately 6,700 producing oil and gas wells. Our primary operating area is the Mid-Continent region of the United States, which includes Oklahoma, western Arkansas, southwestern Kansas and the Texas Panhandle. Other core operating areas include: the Deep Giddings field in Texas, which includes the Austin Chalk and Georgetown formations; the Helmet area of northeastern British Columbia; and the Permian Basin region of southeastern New Mexico.

                                  RISK FACTORS

         You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock or other securities.

Oil and gas prices are volatile. A decline in prices could adversely affect our financial results, cash flows, access to capital and ability to grow.

         Our revenues, operating results, profitability, future rate of growth and the carrying value of our oil and gas properties depend primarily upon the prices we receive for our oil and gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to semi-annual redeterminations based on current prices at the time of redetermination. In addition, we may have ceiling test writedowns if prices decline significantly from present levels.

         Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

                  o        worldwide and domestic supplies of oil and gas,

                  o        weather conditions,

                  o        the level of consumer demand,

                  o        the price and availability of alternative fuels,

                  o        the availability of pipeline capacity,

                  o        the price and level of foreign imports,

                  o domestic and foreign governmental regulations and taxes,

                  o the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

                  o political instability or armed conflict in oil-producing regions, and

                  o        the overall economic environment.

         These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because approximately 91% of our proved reserves are currently natural gas reserves, we are more susceptible to movements in natural gas prices.

Our level of indebtedness may adversely affect operations, and we may have difficulty repaying long-term indebtedness as it matures.

         As of March 31, 2001, we had long-term indebtedness of $1.1 billion, which included bank indebtedness of $14.5 million. Our long-term indebtedness represented 72.6% of our total book capitalization at March 31, 2001.

         Our level of indebtedness affects our operations in several ways, including the following:

                  o a substantial portion of our cash flows must be used to service our indebtedness; for example, for the year ended December 31, 2000, approximately 22% of EBITDA was used to pay interest on our borrowings. We cannot assure you that our business will generate sufficient cash flows from operations to enable us to continue to meet our obligations under our indentures,

                  o a high level of debt increases our vulnerability to general adverse economic and industry conditions,

                  o the covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments,

                  o our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry, and

                  o a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

         We may incur additional debt, including significant secured indebtedness, in order to make future acquisitions or to develop our properties. A higher level of indebtedness increases the risk that we may default on our debt obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions and the value of our assets and our performance at the time we need capital.

         In addition, our bank borrowing base is subject to semi-annual redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. We cannot assure you that we will have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Higher oil and gas prices adversely affect the cost and availability of drilling and production services.

         Higher oil and gas prices, such as those we are currently experiencing, generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We have recently experienced significantly higher costs for drilling rigs and other related services and expect such costs to continue to escalate in 2001.

Our industry is extremely competitive.

         The energy industry is extremely competitive. This is especially true with regard to exploration for, and development and production of, new sources of oil and natural gas. As an independent producer of oil and natural gas, we frequently compete against companies that are larger and financially stronger in acquiring properties suitable for exploration, in contracting for drilling equipment and other services and in securing trained personnel.

Our commodity price risk management activities have reduced the realized prices received for our oil and gas sales and these transactions may limit our realized oil and gas sales prices in the future.

         In order to manage our exposure to price volatility in marketing our oil and gas, we enter into oil and gas price risk management arrangements for a portion of our expected production. These transactions are limited in life. While intended to reduce the effects of volatile oil and gas prices, commodity price risk management transactions may limit the prices we actually realize. We recorded reductions to oil and gas revenues related to commodity price risk management activities of $30.6 million in 2000 and $30.5 million in the quarter ended March 31, 2001. We cannot assure you that we will not experience additional reductions to oil and gas revenues from our commodity price risk management. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

                  o        our production is less than expected,

                  o there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement, or

                  o the counterparties to our contracts fail to perform the contracts.

         Some of our commodity price risk management arrangements require us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations with respect to our commodity price risk management transactions exceed certain levels. Our collateral requirement for these activities at March 31, 2001 was $12 million, represented by a letter of credit. Future collateral requirements are uncertain, but will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

Estimates of oil and gas reserves are uncertain and inherently imprecise.

         This prospectus contains or incorporates by reference estimates of our proved reserves and the estimated future net revenues from our proved reserves, including those acquired in the Gothic acquisition. These estimates are based upon various assumptions, including assumptions required by the Securities and Exchange Commission relating to oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

         Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

         At December 31, 2000, approximately 30% (27% on a pro forma basis for the Gothic acquisition) by volume of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The estimates of these reserves include the assumption that we will make significant capital expenditures to develop the reserves, including $216 million ($235 million on a pro forma basis for the Gothic acquisition) in 2001. Although we have prepared estimates of our oil and gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the results will be as estimated.

         You should not assume that the present values referred to or incorporated by reference in this prospectus represent the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The combined December 31, 2000 present values pro forma for Gothic are based on combined weighted average oil and gas prices of $26.42 per barrel of oil and $10.13 per mcf of natural gas, compared to our weighted average prices of $24.72 per barrel of oil and $2.25 per mcf of natural gas used in computing Chesapeake's December 31, 1999 present value. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate. A change in price of $0.10 per mcf and $1.00 per barrel would result in:

                  o a change in our December 31, 2000 present value of proved reserves of $62 million and $13 million, respectively; and

                  o a change in the December 31, 2000 present value of proved reserves for us and Gothic combined of $75 million and $14 million, respectively.

         If the present value of our combined pro forma proved reserves were calculated using a more recent approximation of NYMEX spot prices of $24.00 per barrel of oil and $5.00 per mcf of gas, adjusted for our price differentials, the present value of our combined pro forma proved reserves at December 31, 2000 would have been $3.2 billion.

         Any changes in consumption by oil and gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

         The timing of both the production and the expenses from the development and production of oil and gas properties will affect both the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

If we are not able to replace reserves, we may not be able to sustain production.

         Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition, our proved reserves will decline over time. In addition, approximately 30% (27% on a pro forma basis for the Gothic acquisition) of our total estimated proved reserves at December 31, 2000 were undeveloped. By their nature, undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We cannot assure you that we can successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

If we do not make significant capital expenditures, we may not be able to replace reserves.

         Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our bank credit facility, debt and equity issuances and the sale of non-core assets. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and our success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, there can be no assurance that additional bank debt, debt or equity issuances or other methods of financing will be available to meet these requirements.

Acquisitions are subject to the uncertainties of evaluating recoverable reserves and potential liabilities.

         Our recent growth is due in part to acquisitions of exploration and production companies and producing properties. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, many of which are beyond our control. These factors include recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties, which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise.

         We are generally not entitled to contractual indemnification for preclosing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an "as is" basis with limited remedies for breaches of representations and warranties. In addition, competition for producing oil and gas properties is intense and many of our competitors have financial and other resources which are substantially greater than those available to us. Therefore, we cannot assure you that we will be able to acquire oil and gas properties that contain economically recoverable reserves or that we will complete such acquisitions on acceptable terms.

         Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. While it is our current intention to continue to concentrate on acquiring properties with development and exploration potential located in the Mid-Continent region, there can be no assurance that in the future we will not decide to pursue acquisitions or properties located in other geographic regions. To the extent that such acquired properties are substantially different than our existing properties, our ability to efficiently realize the economic benefits of such transactions may be limited.

Oil and gas drilling and producing operations are hazardous and expose us to environmental liabilities.

         Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

                  o        injury or loss of life,

                  o severe damage to or destruction of property, natural resources and equipment,

                  o        pollution or other environmental damage,

                  o        clean-up responsibilities,

                  o        regulatory investigations and penalties, and

                  o        suspension of operations.

         Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover casualty losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

Exploration and development drilling may not result in commercially productive reserves.

         We do not always encounter commercially productive reservoirs through our drilling operations. We cannot assure you that the new wells we drill or participate in will be productive or that we will recover all or any portion of our investment in wells drilled. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

                  o        unexpected drilling conditions,

                  o        title problems,

                  o        pressure or irregularities in formations,

                  o        equipment failures or accidents,

                  o        adverse weather conditions,

                  o compliance with environmental and other governmental requirements, and

                  o cost of, or shortages or delays in the availability of, drilling rigs and equipment.

Canadian operations present the risks associated with conducting business outside the United States.

         Our operations in Canada are subject to the risks associated with operating outside of the U.S. These risks include the following:

                  o        adverse local political or economic developments,

                  o        exchange controls,

                  o        currency fluctuations,

                  o        royalty and tax increases,

                  o        retroactive tax claims,

                  o negotiations of contracts with governmental entities, and

                  o        import and export regulations.

         In addition, in the event of a dispute, we may be required to litigate the dispute in Canadian courts since we may not be able to sue foreign persons in a U.S. court.

The loss of key personnel could adversely affect our ability to operate.

         We depend, and will continue to depend in the foreseeable future, on the services of our officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and gas properties and marketing oil and gas production. Our ability to retain our officers and key employees is important to our continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business. We have maintained $20 million key man life insurance policies on each of our chief executive officer and chief operating officer but do not intend to renew these policies when they expire on June 1, 2001.

Transactions with executive officers may create conflicts of interest.

         Our chief executive officer and chief operating officer, Aubrey K. McClendon and Tom L. Ward, have the right to participate in wells we drill subject to limitations in their employment contracts. As a result of their participation, they routinely have significant accounts payable to us for joint interest billings and other related advances. As of March 31, 2001, Messrs. McClendon and Ward had payables to us of $3.4 million and $3.2 million, respectively, in connection with such participation.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and gas reserve estimates, planned capital expenditures, the drilling of oil and gas wells and future acquisitions, expected oil and gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations, expected future expenses and utilization of net operating loss carryforwards.

         Although we believe that the expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under "Risk Factors" and include:

                  o        the volatility of oil and gas prices,

                  o        our substantial indebtedness,

                  o        our commodity price risk management activities,

                  o        our ability to replace reserves,

                  o        the availability of capital,

                  o uncertainties inherent in estimating quantities of oil and gas reserves,

                  o projecting future rates of production and the timing of development expenditures,

                  o uncertainties in evaluating oil and gas reserves of acquired properties and associated potential liabilities,

                  o        drilling and operating costs and risks,

                  o our ability to generate future taxable income sufficient to utilize our net operating loss carryforwards before expiration,

                  o future ownership changes which could result in additional limitations to our net operating loss carryforwards,

                  o adverse effects of governmental and environmental regulation,

                  o        losses possible from pending or future litigation,

                  o the strength and financial resources of our competitors,

                  o        the loss of officers or key employees, and

                  o conflicts of interest our chief executive officer and chief operating officer may have as a result of their participation in company wells and their substantial stock ownership.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the date the statements are incorporated by reference, and we undertake no obligation to update this information. We urge you to review carefully and consider the various disclosures made by us in this prospectus, in any subsequent prospectus supplement and in our reports and other documents incorporated by reference.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering. We are registering the securities on behalf of the selling securityholders. If and when the selling securityholders sell their securities, they will receive the proceeds. Upon the exercise of warrants resulting in the issuance of 1,118,567 shares of common stock offered by this prospectus, the warrant holders will pay us the exercise price, ranging from $0.0524 to $15.72 per share of common stock acquired, in cash or they will surrender warrants having a value equal to the exercise price of the shares they acquire. If the exercise price of all the warrants were paid in cash, we would receive $13,937,445. We will use any cash proceeds we receive from warrant exercises for working capital and general corporate purposes.

                             SELLING SECURITYHOLDERS

         The following table sets forth the name of each of the selling securityholders, the number of common stock purchase warrants, the number of shares of common stock and percentage of common stock beneficially owned by each selling securityholder before the offering, the number of common stock purchase warrants and shares of common stock offered pursuant to this prospectus, and the number of common stock purchase warrants and shares of common stock beneficially owned by each selling securityholder after the offering.

                                       SECURITIES BENEFICIALLY                                    SECURITIES BENEFICIALLY
                                        OWNED BEFORE OFFERING            SECURITIES OFFERED         OWNED AFTER OFFERING
                                  ---------------------------------    ----------------------     -----------------------
                                                   COMMON STOCK                        COMMON                      COMMON
NAME OF SELLING                                 -------------------                    STOCK                       STOCK
SECURITYHOLDER(1)                 WARRANTS      SHARES      PERCENT    WARRANTS        SHARES     WARRANTS         SHARES
-----------------                 --------      ------      -------    --------        ------     --------         ------
M. Helen Bennett, formerly
    Fisher, as Trustee of
    the M. Helen Fisher
    1992 Trust .............          --       558,815         *           --          558,815        --               --
Joseph Berland .............       8,586(2)      8,586(2)      *         8,586(2)        8,586(2)     --               --
BP Amoco Corporation .......     450,000(3)    450,000(3)      *       450,000(3)      450,000(3)     --               --
Caspian Capital Partners,
    L.P. ...................          --        19,832(4)      *            --          19,832(4)     --               --
Vincent Mangone. ...........       3,821(2)      3,821(2)      *         3,821(2)        3,821(2)     --               --
Mariner LDC ................      19,833(5)     19,833(5)      *        19,833(5)       19,833(5)     --               --
William Stuart Price........       --          558,401         *           --          558,401        --               --
Richard J. Rosenstock.......       8,586(2)      8,586(2)      *         8,586(2)        8,586(2)     --               --
David Thalheim..............       3,806(2)      3,806(2)      *         3,806(2)        3,806(2)     --               --
Turnberry Capital
    International Ltd.......          --     1,000,492(4)      *            --           2,959(4)     --          997,533
Turnberry Capital Partners,
    L.P.....................       7,846(5)    501,103(5)      *         7,846(5)        7,846(5)     --          493,257
Turnberry Capital Partners
    L.P. 1999 Partial
    Liquidating Trust.......          --         3,478(4)      *            --           3,478(4)     --               --
Turnberry Limited...........          --       755,570(4)      *            --           6,905(4)     --          748,665
Mark Zeitchick..............       3,821(2)      3,821(2)      *         3,821(2)        3,821(2)     --               --

----------

     *  Indicates less than 1%

(1) The term selling securityholders also includes their respective donees, pledgees, transferees and other successors in interest. The information in the table is as of May 23, 2001.

(2) Warrants to purchase our common stock at $11.79 per share, expiring on August 19, 2001, and the shares issuable upon exercise.

(3) Warrants to purchase our common stock at $10.00 per share, expiring on November 24, 2002, and the shares issuable upon exercise.

(4) Includes shares offered by this prospectus which are issuable upon exercise of warrants to purchase our common stock at $14.41 per share, expiring on January 23, 2003.

(5) Warrants to purchase our common stock at $12.58 per share, expiring on May 1, 2005, and the shares issuable upon exercise.

         None of the selling shareholders listed above has, or within the past three years has had, any position, office or other material relationship with Chesapeake or any of its affiliates. Only beneficial holders of the common stock or warrants may sell securities pursuant to this prospectus. Chesapeake may from time to time, by one or more supplements to this prospectus, include additional beneficial holders of the securities who are selling securityholders.

         Because the selling securityholders may offer all or some portion of the above securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date indicated in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

         The securities have been included in this prospectus pursuant to contractual rights granted to the selling securityholders to have their securities registered under the Securities Act, which contractual rights contain, with respect to certain of the selling securityholders, certain indemnification provisions.

                              PLAN OF DISTRIBUTION

         The sale or distribution of the securities offered by this prospectus may be effected directly to purchasers by the selling securityholders (including their respective donees, pledgees, transferees or other successors in interest) as principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more of the following types of transactions:

                  o transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale or in the over-the-counter market,

                  o transactions otherwise than on such an exchange or service or in the over-the-counter market, or

                  o through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the securities.

Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling securityholders or by agreement between the selling securityholders and underwriters, brokers, dealers or agents, or purchasers. In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver securities to close out such short positions, or loan or pledge securities to broker-dealers that in turn may sell such securities. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling securityholders.

         If the selling securityholders effect such transactions by selling securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling securityholders and any brokers, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters, and any profit on the sale of securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. In addition, the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to sales by the selling securityholders.

         Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Chesapeake will pay all of the expenses incident to the registration, offering and sale of the securities to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Chesapeake has agreed to indemnify the selling securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act. Chesapeake will not receive any of the proceeds from the sale of any of the securities by the selling securityholders.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. We will make copies of this prospectus, as amended or supplemented, available to the selling securityholders and have informed the selling securityholders of the need for delivery of the prospectus to purchasers at or prior to the time of any sale of their securities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         Our current authorized capital stock is 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 10, 2001, there were 164 million shares of common stock issued and outstanding; 21.2 million shares of common stock reserved for issuance upon the exercise of options to purchase common stock under our stock option plans for directors, employees and consultants; and 1.1 million shares of common stock reserved for issuance upon the exercise of warrants covered by this prospectus and options we assumed as part of our acquisition of Gothic Energy Corporation in January 2001. There are no shares of preferred stock issued and outstanding. The board of directors has approved an increase in the number of authorized shares of our common stock to 350,000,000. Our shareholders will vote on the increase at the 2001 annual meeting of shareholders to be held June 8, 2001.

         We have included a description of our common stock and preferred stock in a current report on Form 8-K we filed on December 18, 2000. It also describes our share rights plan and various provisions of our certificate of incorporation which may discourage or hinder efforts by other parties to obtain control of Chesapeake, thereby having an anti-takeover effect. If you are considering purchasing the securities offered by this prospectus, we urge you to review the description of capital stock in this Form 8-K, which is incorporated in this prospectus by reference.

         UMB Bank, N.A., 928 Grand Boulevard, Kansas City, Missouri 64106, is the transfer agent and registrar for the common stock.

WARRANTS

         Gothic Energy Corporation originally issued the warrants offered by this prospectus. The warrants entitled the holders to purchase shares of Gothic common stock. As part of our acquisition of Gothic in January 2001, we assumed the warrants, and the holders became entitled to purchase shares of our common stock based on the merger exchange ratio. The documents setting forth the full terms of the warrants are included in the registration statement of which this prospectus is a part. Any prospective purchaser of warrants pursuant to this prospectus should review the applicable governing warrant or warrant agreement.

   Warrants Expiring August 19, 2001

         Holders of warrants expiring on August 19, 2001 may purchase an aggregate of 38,160 shares of Chesapeake common stock at $11.79 per share. The warrants were originally represented by one warrant certificate issued by Gothic on August 19, 1996.

         Exercise of Warrants. The warrants are exercisable from time to time for any number of shares covered thereby until the expiration date. To exercise warrants, a holder should deliver to Chesapeake (1) a notice of exercise in the form attached to the warrant certificate specifying the number of shares being purchased, (2) the warrant certificate evidencing the warrants being exercised, and (3) payment of the exercise price. A holder has the right to pay the exercise price of the warrants in cash or to convert warrants into shares of common stock. Upon exercise of the conversion right, we will issue the holder a number of shares of common stock equal to the quotient obtained by dividing the value of the portion of the warrant being converted by the exercise price. The value is determined by subtracting the exercise price multiplied by the number of shares of common stock being converted from the market price for the common stock multiplied by the number of shares being converted.

         Adjustments. The exercise price and number of shares of common stock issuable on exercise are subject to adjustment in the event of a stock dividend, recapitalization, reclassification, split-up, combination, merger or consolidation of Chesapeake.

         Form of Warrants. The warrants are evidenced by warrant certificates.

         Miscellaneous. The warrants will not entitle the holder to any of the rights of a holder of capital stock of Chesapeake, including, without limitation, the right to vote at or receive notice of meetings of the shareholders of Chesapeake, except that warrant holders will be entitled to receive notice of any dividends or other distributions payable in respect of the common stock; any offering to common stock holders of shares of capital stock of Chesapeake, securities convertible into or exchangeable for such capital stock, or options, rights or warrants to subscribe therefor; the merger, reorganization or dissolution of Chesapeake; or the sale of all or substantially all of its assets.

   Warrants Expiring September 1, 2004 and Warrants Expiring May 1, 2005

         Holders of warrants expiring on September 1, 2004 may purchase an aggregate of 267,120 shares of Chesapeake common stock at $15.72 per share. The warrants were issued pursuant to a warrant agreement, dated as of September 9, 1997, between Gothic and American Stock Transfer & Trust Company, as warrant agent. Chesapeake and the warrant agent have entered into a Supplement to Warrant Agreement dated as of January 16, 2001.

         Holders of warrants expiring on May 1, 2005 may purchase an aggregate of 157,410 shares of Chesapeake common stock at $12.58 per share. The warrants were issued pursuant to a warrant agreement, dated as of April 21, 1998, between Gothic and American Stock Transfer & Trust Company, as warrant agent. Chesapeake and the warrant agent have entered into a Supplement to Warrant Agreement dated as of January 16, 2001.

         The address of the warrant agent is 40 Wall Street, New York, New York 10005.

         Exercise of Warrants. The warrants are exercisable from time to time for any number of shares covered thereby until the expiration date. To exercise warrants, a holder should deliver to the warrant agent (1) a notice of exercise in the form attached to the warrant certificate specifying the number of shares being purchased, (2) the warrant certificate evidencing the warrants being exercised, and (3) payment of the exercise price. The exercise price of the warrants is payable in cash or by surrender of shares of common stock otherwise issuable having a value equal to the exercise price.

         Merger or Liquidation of Chesapeake. In the event of any merger, consolidation or other combination of Chesapeake with another entity, provision must be made for warrant holders to receive, upon exercise of the warrants, and in lieu of shares of common stock, such securities or assets as would be issued or paid in respect of shares of common stock upon such merger, consolidation or other combination. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Chesapeake, upon exercise of the warrants, each holder will be entitled to share, with respect to the common stock issuable upon exercise of the warrants, equally and ratably in any cash or non-cash distributions payable to holders of common stock of Chesapeake. Warrant holders will not be entitled to receive payment of any such distribution until payment of the exercise price is made, and the warrant is surrendered, to the warrant agent in accordance with the terms of provisions of the warrant agreement.

         Anti-Dilution Adjustments. The number of shares of common stock issuable upon exercise of a warrant and the exercise price will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of Chesapeake, payment of which is made in (a) shares of Chesapeake's capital stock (including common stock), or (b) evidences of indebtedness or assets of Chesapeake. An adjustment will also be made in the event of a combination, subdivision or reclassification of the common stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur.

         Amendment. From time to time, Chesapeake and the warrant agent, without the consent of the warrant holders, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or adding to the covenants and agreements of Chesapeake or surrendering any of Chesapeake's rights or powers under the agreement, provided that any such change does not materially adversely affect the rights of any warrant holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the warrant holders will require the written consent of the holders of a majority of the then outstanding warrants. The consent of each warrant holder affected is required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant agreement).

         Reports. Within 15 days after Chesapeake files them with the Securities and Exchange Commission, Chesapeake will deliver to the warrant agent and make available to the warrant holders copies of its annual and quarterly reports and of the information, documents and reports which Chesapeake or any subsidiary is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. At any time that Chesapeake is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, Chesapeake will file with the SEC and provide to the warrant agent and the warrant holders such annual and quarterly reports and such information and other reports which are specified in Sections 13 and 15(d) of the Exchange Act. Chesapeake will also make such reports available to prospective purchasers of the warrants and shares of common stock issuable on exercise of the warrants, securities analysts and broker-dealers upon their request.

         Form of Warrants. The warrants expiring September 1, 2004 are evidenced by a global certificate deposited with the warrant agent, as custodian for and registered in the name of Cede & Co. The warrants expiring May 1, 2005 are evidenced by warrant certificates.

         Miscellaneous. The warrants will not entitle the holder to any of the rights of a holder of capital stock of Chesapeake, including, without limitation, the right to vote at or receive notice of meetings of the shareholders of Chesapeake, except that warrant holders will be entitled to receive notice of any dividends or other distributions payable in respect of the common stock; any distribution to common stock holders of rights to subscribe for shares of capital stock or any other securities, options or rights; any reclassification of the common stock; the merger, consolidation or combination of Chesapeake with or into another entity; or the liquidation, dissolution or winding up of Chesapeake.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus has been passed upon for Chesapeake by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                     EXPERTS

         The consolidated financial statements of Chesapeake Energy Corporation and Gothic Energy Corporation, incorporated in this prospectus by reference to Chesapeake's annual report on Form 10-K/A for the year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Estimates of the oil and gas reserves of Chesapeake Energy Corporation and Gothic Energy Corporation and related future net cash flows and the present values thereof, included in Chesapeake's annual report on Form 10-K/A for the year ended December 31, 2000, were based upon reserve reports prepared by Williamson Petroleum Consultants, Inc., Ryder Scott Company, L.P. and Lee Keeling and Associates, Inc., independent petroleum engineers. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As allowed by the rules of the SEC, this prospectus does not contain all of the information that can be found in the registration statement and in the exhibits to the registration statement. You should read the registration statement and its exhibits for further information about our company. Statements in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC. Those statements are qualified in all respects by this reference.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549 or at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the SEC at 1-800-SEC-0330 for further information on the operations and locations of the public reference rooms. The public filings of Chesapeake are also available from commercial document retrieval services and at the Web site maintained by the SEC at www.sec.gov and at our Web site at www.chkenergy.com. Reports, proxy statements and other information concerning Chesapeake may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

         SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to other documents we file with the SEC. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities covered by this prospectus are sold:

                  o annual report on Form 10-K for the year ended December 31, 2000, as amended by Form 10-K/A filed with the SEC on April 4, 2001;

                  o quarterly report on Form 10-Q for the quarterly period ended March 31, 2001 filed with the SEC on May 15, 2001.

                  o current reports on Form 8-K filed with the SEC on January 17 and 31, 2001, February 6 (with respect to
                           Item 5 information), 13 and 21, 2001, March 27 and 29, 2001, and April 2, 2, 9, 16, 17 and 27, 2001; and

                  o the description of our common stock contained in our registration statement on Form 8-B (No. 001-13726), including the amendment to such description we filed with the SEC on Form 8-K on December 18, 2000 and any other amendments or reports filed for the purpose of updating such description.

         Chesapeake will provide to each person to whom this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, at no cost, upon oral or written request to:

                  Jennifer M. Grigsby
                  Chesapeake Energy Corporation
                  6100 North Western Avenue
                  Oklahoma City, OK 73118
                  (405) 879-9225

         You should rely only on the information incorporated by reference or included in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any other information. The securities offered in this prospectus may only be offered in states where the offer is permitted, and the selling securityholders are not making an offer of the securities in any state where the offer is not permitted. You should not assume the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of those documents unless the information specifically indicates that another date applies.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses of the offering. With the exception of the registration fee, all amounts shown are estimates.

                  Registration fee                             $    6,075
                  Legal fees                                       15,000
                  Accounting fees                                  10,000
                  Printing expenses                                 5,000
                  Miscellaneous                                     1,000
                                                               ----------
                          Total                                $   37,075
                                                               ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1031 of the Oklahoma General Corporation Act, under which Chesapeake is incorporated, authorizes the indemnification of directors and officers under certain circumstances. Article VIII of the Certificate of Incorporation of Chesapeake and Article VI of the Bylaws of Chesapeake also provide for indemnification of directors and officers under certain circumstances. These provisions, together with Chesapeake's indemnification obligations under individual indemnity agreements with its directors and officers, may be sufficiently broad to indemnify such persons for liabilities under the Securities Act. In addition, Chesapeake maintains insurance which insures its directors and officers against certain liabilities.

ITEM 16. EXHIBITS

         The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:

      EXHIBIT
      NUMBER                                DESCRIPTION

        2.1      --  Senior Secured Discount Notes Purchase Agreement dated June
                     23, 2000 between Chesapeake Energy Marketing, Inc. and Appaloosa Investment Limited Partnership I, Palomino Fund Ltd. and Tersk L.L.C. Incorporated herein by reference to
                     Exhibit 2.1 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.2      --  Senior Secured Discount Notes Purchase Agreement dated June
                     23, 2000 between Chesapeake Energy Marketing, Inc. and Oppenheimer Strategic Income Fund, Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Strategic Bond Fund/VA and Atlas Strategic Income Fund. Incorporated herein by reference to Exhibit 2.2 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.3      --  Senior Secured Discount Notes Purchase Agreement dated June
                     26, 2000 between Chesapeake Energy Marketing, Inc. and John Hancock High Yield Bond Fund and John Hancock Variable Annuity High Yield Bond Fund. Incorporated herein by reference to Exhibit 2.3 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.4      --  Senior Secured Discount Notes Purchase Agreement dated June
                     26, 2000 between Chesapeake Energy Marketing, Inc. and Ingalls & Snyder Value Partners, L.P., Heritage Mark Foundation and Arthur R. Ablin. Incorporated herein by reference to Exhibit 2.4 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.5      --  Senior Secured Discount Notes Purchase Agreement dated
                     August 29, 2000 between Chesapeake Energy Marketing, Inc. and BNP Paribas. Incorporated herein by reference to
                     Exhibit 2.5 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.6      --  Senior Secured Notes Purchase Agreement dated September 1,
                     2000 between Chesapeake Energy Corporation and Lehman Brothers Inc. Incorporated herein by reference to Exhibit
                     2.6 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        2.7      --  Agreement and Plan of Merger dated September 8, 2000 among
                     Chesapeake Energy Corporation, Chesapeake Merger 2000 Corp. and Gothic Energy Corporation, as amended by Amendment No. 1 to Agreement and Plan of Merger dated October 31, 2000. Incorporated by reference to Annex A to proxy statement/prospectus included in Amendment No. 1 to Registrant's registration statement on Form S-4 (No. 333-47330).

        2.8*     --  Stock Purchase Agreement dated February 23, 2001 between M.
                     Helen Bennett, formerly Fisher, as Trustee of the M. Helen
                     Fisher 1992 Trust under Trust Agreement dated July 24,
                     1992, and Carmen Acquisition Corp.

        2.9*     --  Stock Purchase Agreement dated January 31, 2001 between
                     William Stuart Price and Carmen Acquisition Corp.

        3.1      --  Registrant's Certificate of Incorporation as amended.
                     Incorporated herein by reference to Exhibit 3.1 to Registrant's registration statement on Form S-1 (No. 333-45872).

        3.2      --  Registrant's Bylaws. Incorporated herein by reference to
                     Exhibit 3.2 to Registrant's registration statement on Form 8-B (No. 001-13726).

        4.1      --  Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and United States Trust Company of New York, as Trustee, with respect to 7.875% Senior Notes due 2004. Incorporated herein by reference to Exhibit 4.1 to Registrant's registration statement on Form S-4 (No. 333-24995). First Supplemental Indenture dated December 17, 1997 and Second Supplemental Indenture dated February 16, 1998. Incorporated herein by reference to Exhibit 4.1.1 to Registrant's transition report on Form 10-K for the six months ended December 31, 1997. Second [Third] Supplemental Indenture dated April 22, 1998. Incorporated herein by reference to Exhibit 4.1.1 to Registrant's Amendment No. 1 to Form S-3 registration statement (No. 333-57235). Fourth Supplemental Indenture dated July 1, 1998. Incorporated herein by reference to
                     Exhibit 4.1.1 to Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1998. Fifth Supplemental Indenture dated November 19, 1999. Incorporated herein by reference to Exhibit 4.1.1 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.2      --  Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas Development Corporation and Chesapeake Exploration Limited Partnership, as Subsidiary Guarantors, and United States Trust Company of New York, As Trustee, with respect to 8.5% Senior Notes due 2012. Incorporated herein by reference to
                     Exhibit 4.1.3 to Registrant registration statement on Form S-4 (No. 333-24995). First Supplemental Indenture dated December 17, 1997 and Second Supplemental Indenture dated February 16, 1998. Incorporated herein by reference to
                     Exhibit 4.2.1 to Registrant's transition report on Form 10-K for the six months ended December 31, 1997. Second [Third] Supplemental Indenture dated April 22, 1998. Incorporated herein by reference to Exhibit 4.2.1 to Registrant's Amendment No. 1 to Form S-3 registration statement (No. 333-57235). Fourth Supplemental Indenture dated July 1, 1998. Incorporated herein by reference to
                     Exhibit 4.2.1 to Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1998. Fifth Supplemental Indenture dated November 19, 1999. Incorporated herein by reference to Exhibit 4.2.1 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.3      --  Indenture dated as of April 6, 2001 among the Registrant, as issuer, its subsidiaries signatory thereto, as Subsidiary Guarantors, and United States Trust Company of New York, as Trustee, with respect to 8.125% Senior Notes due 2011. First Supplemental Indenture dated May 14, 2001. Incorporated herein by reference to Exhibit 4.6 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.4*     --  Registration Rights Agreement dated as of April 6, 2001 among Chesapeake Energy Corporation and certain of its subsidiaries, as guarantors, and Salomon Smith Barney
                     Inc., Bear Stearns & Co. Inc. and Lehman Brothers Inc.

        4.5      --  Agreement to furnish copies of unfiled long-term debt
                     Instruments. Incorporated herein by reference to Registrant's transition report on Form 10-K for the six months ended December 31, 1997.

        4.7      --  Common Stock Registration Rights Agreement dated as of June
                     27, 2000 among the Registrant and Appaloosa Investment Limited Partnership I, Palomino Fund Ltd., Tersk L.L.C., Oppenheimer Strategic Income Fund, Oppenheimer Champion Income Fund, Oppenheimer High Yield Fund, Oppenheimer Strategic Bond Fund/VA and Atlas Strategic Income Fund. Incorporated herein by reference to Exhibit 4.6 of Registrant's Form S-1 Registration Statement (No. 333-41014).

        4.8      --  Warrant dated as of August 19, 1996 issued by Gothic Energy
                     Corporation to Gaines, Berland Inc. Incorporated herein by reference to Exhibit 4.8 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.9      --  Warrant Agreement dated as of September 9, 1997 between
                     Gothic Energy Corporation and American Stock Transfer & Trust Company, as warrant agent, and Supplement to Warrant Agreement dated as of January 16, 2001. Incorporated herein by reference to Exhibit 4.9 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.10     --  Registration Rights Agreement dated as of September 9, 1997 among Gothic Energy Corporation, two of its subsidiaries, Oppenheimer & Co., Inc., Banc One Capital Corporation and Paribas Corporation. Incorporated herein by reference to
                     Exhibit 4.10 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.11     --  Warrant Agreement dated as of January 23, 1998 between
                     Gothic Energy Corporation and American Stock Transfer & Trust Company, as warrant agent. Incorporated herein by reference to Exhibit 4.11 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.12     --  Common Stock Registration Rights Agreement dated as of
                     January 23, 1998 among Gothic Energy Corporation and purchasers of its senior redeemable preferred stock. Incorporated herein by reference to Exhibit 4.12 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.13     --  Substitute Warrant to Purchase Common Stock of Chesapeake
                     Energy Corporation dated as of January 16, 2001 issued to Amoco Corporation. Incorporated herein by reference to
                     Exhibit 4.13 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.14     --  Warrant Agreement dated as of April 21, 1998 between Gothic
                     Energy Corporation and American Stock Transfer & Trust Company, as warrant agent, and Supplement to Warrant Agreement dated as of January 16, 2001. Incorporated herein by reference to Exhibit 4.14 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.15     --  Warrant Registration Rights Agreement dated as of April 21,
                     1998 among Gothic Energy Corporation and purchasers of units consisting of its 14-1/8% senior secured discount notes due 2006 and warrants to purchase its common stock. Incorporated herein by reference to

                     Exhibit 4.15 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        5.1*     --  Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

        23.1.1*  --  Consent of PricewaterhouseCoopers LLP (Chesapeake Energy
                     Corporation)

        23.1.2*  --  Consent of PricewaterhouseCoopers LLP (Gothic Energy
                     Corporation)

        23.2*    --  Consent of Williamson Petroleum Consultants, Inc.

        23.3*    --  Consent of Ryder Scott Company, L.P.

        23.4.1*  --  Consent of Lee Keeling and Associates, Inc. (Chesapeake
                     Energy Corporation)

        23.4.2*  --  Consent of Lee Keeling and Associates, Inc. (Gothic Energy
                     Corporation)

        24.1*    --  Power of Attorney.

----------

*       Filed herewith.

ITEM 17. UNDERTAKINGS

         (a)      Chesapeake hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Chesapeake pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Chesapeake hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Chesapeake's annual report pursuant to Section 13(a) or
                  Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Chesapeake pursuant to the foregoing provisions, or otherwise, Chesapeake has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Chesapeake of expenses incurred or paid by a director, officer or controlling person of Chesapeake in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Chesapeake will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Chesapeake certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma on May 23, 2001.

                          CHESAPEAKE ENERGY CORPORATION


                                       By: /s/ AUBREY K. MCCLENDON
                                          ------------------------
                                          Aubrey K. McClendon
                                          Chairman of the Board and Chief
                                          Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 23, 2001.

                           SIGNATURE                                            TITLE
                           ---------                                            -----
          /s/ AUBREY K. MCCLENDON                        Chairman of the Board, Chief Executive Officer and Director
          ------------------------------------------     (Principal Executive Officer)
          Aubrey K. McClendon


          /s/ TOM L. WARD                                President, Chief Operating Officer and Director
          ------------------------------------------     (Principal Executive Officer)
          Tom L. Ward


          /s/ MARCUS C. ROWLAND                          Executive Vice President and Chief Financial Officer
          ------------------------------------------     (Principal Financial Officer)
          Marcus C. Rowland


          /s/ MICHAEL A. JOHNSON                         Senior Vice President - Accounting
          ------------------------------------------     (Principal Accounting Officer)
          Michael A. Johnson


          /s/ EDGAR F. HEIZER, JR.                       Director
          ------------------------------------------
          Edgar F. Heizer, Jr.


          /s/ BREENE M. KERR                             Director
          ------------------------------------------
          Breene M. Kerr

          /s/ SHANNON T. SELF                            Director
          ------------------------------------------
          Shannon T. Self


          /s/ FREDERICK B. WHITTEMORE                    Director
          ------------------------------------------
          Frederick B. Whittemore

                                INDEX TO EXHIBITS

      EXHIBIT
      NUMBER                                DESCRIPTION
      -------                               -----------
        2.1      --  Senior Secured Discount Notes Purchase Agreement dated June
                     23, 2000 between Chesapeake Energy Marketing, Inc. and
                     Appaloosa Investment Limited Partnership I, Palomino Fund
                     Ltd. and Tersk L.L.C. Incorporated herein by reference to
                     Exhibit 2.1 of Registrant's Form S-1 Registration Statement
                     (No. 333-41014).

        2.2      --  Senior Secured Discount Notes Purchase Agreement dated June
                     23, 2000 between Chesapeake Energy Marketing, Inc. and
                     Oppenheimer Strategic Income Fund, Oppenheimer Champion
                     Income Fund, Oppenheimer High Yield Fund, Oppenheimer
                     Strategic Bond Fund/VA and Atlas Strategic Income Fund.
                     Incorporated herein by reference to Exhibit 2.2 of Registrant's Form S-1 Registration Statement (No.
                     333-41014).

        2.3      --  Senior Secured Discount Notes Purchase Agreement dated June
                     26, 2000 between Chesapeake Energy Marketing, Inc. and John
                     Hancock High Yield Bond Fund and John Hancock Variable
                     Annuity High Yield Bond Fund. Incorporated herein by reference to Exhibit 2.3 of Registrant's Form S-1
                     Registration Statement (No. 333-41014).

        2.4      --  Senior Secured Discount Notes Purchase Agreement dated June
                     26, 2000 between Chesapeake Energy Marketing, Inc. and
                     Ingalls & Snyder Value Partners, L.P., Heritage Mark
                     Foundation and Arthur R. Ablin. Incorporated herein by reference to Exhibit 2.4 of Registrant's Form S-1
                     Registration Statement (No. 333-41014).

        2.5      --  Senior Secured Discount Notes Purchase Agreement dated
                     August 29, 2000 between Chesapeake Energy Marketing, Inc.
                     and BNP Paribas. Incorporated herein by reference to
                     Exhibit 2.5 of Registrant's Form S-1 Registration Statement
                     (No. 333-41014).

        2.6      --  Senior Secured Notes Purchase Agreement dated September 1,
                     2000 between Chesapeake Energy Corporation and Lehman
                     Brothers Inc. Incorporated herein by reference to Exhibit
                     2.6 of Registrant's Form S-1 Registration Statement (No.
                     333-41014).

        2.7      --  Agreement and Plan of Merger dated September 8, 2000 among
                     Chesapeake Energy Corporation, Chesapeake Merger 2000 Corp.
                     and Gothic Energy Corporation, as amended by Amendment No.
                     1 to Agreement and Plan of Merger dated October 31, 2000.
                     Incorporated by reference to Annex A to proxy statement/prospectus included in Amendment No. 1 to Registrant's registration statement on Form S-4 (No.
                     333-47330).

        2.8*     --  Stock Purchase Agreement dated February 23, 2001 between M.
                     Helen Bennett, formerly Fisher, as Trustee of the M. Helen
                     Fisher 1992 Trust under Trust Agreement dated July 24,
                     1992, and Carmen Acquisition Corp.

        2.9*     --  Stock Purchase Agreement dated January 31, 2001 between
                     William Stuart Price and Carmen Acquisition Corp.

        3.1      --  Registrant's Certificate of Incorporation as amended.
                     Incorporated herein by reference to Exhibit 3.1 to Registrant's registration statement on Form S-1 (No.
                     333-45872).

        3.2      --  Registrant's Bylaws. Incorporated herein by reference to
                     Exhibit 3.2 to Registrant's registration statement on Form
                     8-B (No. 001-13726).

        4.1      --  Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas
                     Development Corporation and Chesapeake Exploration Limited
                     Partnership, as Subsidiary Guarantors, and United States
                     Trust Company of New York, as Trustee, with respect to 7.875% Senior Notes due 2004. Incorporated herein by reference to

                     Exhibit 4.1 to Registrant's registration statement on Form
                     S-4 (No. 333-24995). First Supplemental Indenture dated
                     December 17, 1997 and Second Supplemental Indenture dated
                     February 16, 1998. Incorporated herein by reference to
                     Exhibit 4.1.1 to Registrant's transition report on Form
                     10-K for the six months ended December 31, 1997. Second
                     [Third] Supplemental Indenture dated April 22, 1998.
                     Incorporated herein by reference to Exhibit 4.1.1 to Registrant's Amendment No. 1 to Form S-3 registration statement (No. 333-57235). Fourth Supplemental Indenture dated July 1, 1998. Incorporated herein by reference to
                     Exhibit 4.1.1 to Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1998. Fifth
                     Supplemental Indenture dated November 19, 1999.
                     Incorporated herein by reference to Exhibit 4.1.1 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.2      --  Indenture dated as of March 15, 1997 among the Registrant, as issuer, Chesapeake Operating, Inc., Chesapeake Gas
                     Development Corporation and Chesapeake Exploration Limited
                     Partnership, as Subsidiary Guarantors, and United States
                     Trust Company of New York, As Trustee, with respect to 8.5%
                     Senior Notes due 2012. Incorporated herein by reference to
                     Exhibit 4.1.3 to Registrant registration statement on Form
                     S-4 (No. 333-24995). First Supplemental Indenture dated
                     December 17, 1997 and Second Supplemental Indenture dated
                     February 16, 1998. Incorporated herein by reference to
                     Exhibit 4.2.1 to Registrant's transition report on Form
                     10-K for the six months ended December 31, 1997. Second
                     [Third] Supplemental Indenture dated April 22, 1998.
                     Incorporated herein by reference to Exhibit 4.2.1 to Registrant's Amendment No. 1 to Form S-3 registration statement (No. 333-57235). Fourth Supplemental Indenture dated July 1, 1998. Incorporated herein by reference to
                     Exhibit 4.2.1 to Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1998. Fifth
                     Supplemental Indenture dated November 19, 1999.
                     Incorporated herein by reference to Exhibit 4.2.1 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.3      --  Indenture dated as of April 6, 2001 among the Registrant, as issuer, its subsidiaries signatory thereto, as Subsidiary Guarantors, and United States Trust Company of
                     New York, as Trustee, with respect to 8.125% Senior Notes due 2011. First Supplemental Indenture dated May 14, 2001.
                     Incorporated herein by reference to Exhibit 4.6 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2001.

        4.4*     --  Registration Rights Agreement dated as of April 6, 2001 among Chesapeake Energy Corporation and certain of its
                     subsidiaries, as guarantors, and Salomon Smith Barney
                     Inc., Bear Stearns & Co. Inc. and Lehman Brothers Inc.

        4.5      --  Agreement to furnish copies of unfiled long-term debt
                     Instruments. Incorporated herein by reference to Registrant's transition report on Form 10-K for the six months ended December 31, 1997.

        4.7      --  Common Stock Registration Rights Agreement dated as of June
                     27, 2000 among the Registrant and Appaloosa Investment
                     Limited Partnership I, Palomino Fund Ltd., Tersk L.L.C.,
                     Oppenheimer Strategic Income Fund, Oppenheimer Champion
                     Income Fund, Oppenheimer High Yield Fund, Oppenheimer
                     Strategic Bond Fund/VA and Atlas Strategic Income Fund.
                     Incorporated herein by reference to Exhibit 4.6 of Registrant's Form S-1 Registration Statement (No.
                     333-41014).

        4.8      --  Warrant dated as of August 19, 1996 issued by Gothic Energy
                     Corporation to Gaines, Berland Inc. Incorporated herein by reference to Exhibit 4.8 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.9      --  Warrant Agreement dated as of September 9, 1997 between
                     Gothic Energy Corporation and American Stock Transfer &
                     Trust Company, as warrant agent, and Supplement to Warrant
                     Agreement dated as of January 16, 2001. Incorporated herein by reference to Exhibit 4.9 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.10     --  Registration Rights Agreement dated as of September 9, 1997 among Gothic Energy Corporation, two of its subsidiaries, Oppenheimer & Co., Inc., Banc One Capital Corporation

                     and Paribas Corporation. Incorporated herein by reference to Exhibit 4.10 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.11     --  Warrant Agreement dated as of January 23, 1998 between
                     Gothic Energy Corporation and American Stock Transfer &
                     Trust Company, as warrant agent. Incorporated herein by reference to Exhibit 4.11 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.12     --  Common Stock Registration Rights Agreement dated as of
                     January 23, 1998 among Gothic Energy Corporation and purchasers of its senior redeemable preferred stock.
                     Incorporated herein by reference to Exhibit 4.12 to Registrant's annual report on Form 10-K for the year ended
                     December 31, 2000.

        4.13     --  Substitute Warrant to Purchase Common Stock of Chesapeake
                     Energy Corporation dated as of January 16, 2001 issued to Amoco Corporation. Incorporated herein by reference to
                     Exhibit 4.13 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.14     --  Warrant Agreement dated as of April 21, 1998 between Gothic
                     Energy Corporation and American Stock Transfer & Trust
                     Company, as warrant agent, and Supplement to Warrant
                     Agreement dated as of January 16, 2001. Incorporated herein by reference to Exhibit 4.14 to Registrant's annual report on Form 10-K for the year ended December 31, 2000.

        4.15     --  Warrant Registration Rights Agreement dated as of April 21,
                     1998 among Gothic Energy Corporation and purchasers of units consisting of its 14-1/8% senior secured discount notes due 2006 and warrants to purchase its common stock.
                     Incorporated herein by reference to Exhibit 4.15 to Registrant's annual report on Form 10-K for the year ended
                     December 31, 2000.

        5.1*     --  Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

        23.1.1*  --  Consent of PricewaterhouseCoopers LLP (Chesapeake Energy
                     Corporation)

        23.1.2*  --  Consent of PricewaterhouseCoopers LLP (Gothic Energy
                     Corporation)

        23.2*    --  Consent of Williamson Petroleum Consultants, Inc.

        23.3*    --  Consent of Ryder Scott Company, L.P.

        23.4.1*  --  Consent of Lee Keeling and Associates, Inc. (Chesapeake
                     Energy Corporation)

        23.4.2*  --  Consent of Lee Keeling and Associates, Inc. (Gothic Energy
                     Corporation)

        24.1*    --  Power of Attorney.

----------

*       Filed herewith.